Exhibit 99.1

Capitalization

The following table sets forth Verso Paper Holdings LLC’s (“Verso Holdings”) cash and cash equivalents and capitalization as of March 31, 2009:

(1)	on a historical basis; and

(2)	on an as adjusted basis to give effect to (a) the proposed offering of senior secured notes due 2014 (the “Notes”), (b) the assumption of the Notes by Verso Holdings and Verso Paper Inc., and (c) the use of the net proceeds of the proposed offering to repay the full $252.9 million outstanding under Verso Holding’s senior secured term loan and for general corporate purposes, including to repay revolving credit borrowings.

Verso Paper Holdings LLC and Subsidiaries:

	As of March 31, 2009
	Historical	As Adjusted
		(unaudited)
	(Dollars in thousands)

Cash and cash equivalents (1)	$16,971	$16,971

Long-term debt, including current portion:
First Priority Revolving Credit Facility (1)	$92,083	$55,958
First Priority Term Loan B (2)	252,875	—
Senior Secured Notes due 2014 (3)	—	298,896
Second Priority Senior Secured Notes - Fixed	350,000	350,000
Second Priority Senior Secured Notes – Floating (4)	238,000	238,000
Senior Subordinated Notes	300,000	300,000
Total long-term debt, including current portion	1,232,958	1,242,854

Members’ equity:
Paid-in-capital	316,477	316,477
Retained deficit (5)(6)	(113,866)	(119,120)
Accumulated other comprehensive loss	(43,139)	(43,139)
Total member’s equity (5)(6)	159,472	154,218

Total capitalization	$1,392,430	$1,397,072

(1)	As of March 31, 2009, Verso Holdings had $92.1 million of borrowings outstanding under its $200 million revolving credit facility. The availability under its revolving credit facility has been reduced by $15.8 million as a result of the bankruptcy filing of Lehman Commercial Paper, Inc. (“Lehman”). As a result of Lehman’s inability to fulfill its obligation under the revolving credit facility, Verso Holdings does not expect that Lehman will fund its pro rata share of any future borrowing requests. In addition, $31.2 million of the revolving credit facility was considered utilized as of March 31, 2009, in connection with issued letters of credit. As of May 20, 2009, Verso Holdings had $146.0 million drawn on its revolving credit facility and $7.0 million available for future borrowings.

(2)	The net proceeds from the offering of the Notes will be used to repay Verso Holdings’ outstanding term loans in full.

(3)	Consists of $325.0 million aggregate principal amount of the Notes to be offered at a discounted price. The discount will accrete and be included in interest expense until the Notes mature.

(4)	Verso Holdings has repurchased $23.5 million aggregate principal amount of its second priority senior secured floating rate notes during the second quarter of 2009. As of May 20, 2009, $214.5 million aggregate principal amount of such notes is outstanding.

(5)	Verso Holdings paid a cash distribution of $10.0 million to its indirect parent, Verso Paper Finance Holdings One LLC, on April 7, 2009. This distribution increased its retained deficit by $10.0 million and reduced its total member’s equity by $10.0 million.

(6)	When Verso Holdings repays its outstanding term loans in full with the proceeds of the offering of the Notes, it will write off approximately $5.3 million of deferred loan fees as of March 31, 2009, which will reduce its retained deficit and total member’s equity.

In this exhibit all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on the Registrants. Actual results could vary materially depending on risks and uncertainties that may affect the Registrants and their business. For a discussion of such risks and uncertainties, please refer to the Registrants’ filings with the Securities and Exchange Commission. The Registrants assume no obligation to update any forward-looking statement made in this exhibit to reflect subsequent events or circumstances or actual outcomes.